EXHIBIT (2)(k)(3)(f)

AMENDMENT TO

JOHN HANCOCK CLOSED END FUNDS

SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

THIS AMENDMENT (this “Amendment”) dated April 6,2011 to the Service Agreement for Transfer Agent Services dated June 1, 2002, as amended (the “Agreement”), is entered into between Mellon Investor Services LLC, a New Jersey limited liability company (“Mellon”), and John Hancock Hedged Equity & Income Fund, a Massachusetts Business Trust ( “Client”).

WHEREAS, Mellon and the Client are entering into this Amendment for the purpose of adding John Hancock Hedged Equity & Income Fund to the Agreement, pursuant to which Mellon will provide transfer agent and related services to Client. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Agreement.

WHEREAS, Mellon and Client desire to amend the Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Agreement.

(a)	the Agreement is hereby amended to add John Hancock Hedged Equity & Income Fund;

(b)	Exhibit D is hereby amended to include the attached.

2.	Term of the Amendment. This amendment shall become effective upon due execution and delivery by both parties hereto, and shall remain in effect for so long as the Agreement shall remain in effect.

3.	Ratification. Except as expressly set forth herein, the Agreement is not modified hereby and shall remain in full force and effect in accordance with the respective provisions thereof and is in all respects ratified and affirmed.

4.	Partial Invalidity. If any provision of this Amendment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Amendment as a whole, but this Amendment shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.
2

IN WITNESS WHEREOF, Mellon and Client have caused these presents to be duly executed as of the day and year first above written.

MELLON INVESTOR SERVICES LLC
By:	/s/ Lynore LeConche
Name:	Lynore LeConche
Title:	Relationship Manager

JOHN HANCOCK HEDGED EQUITY & INCOME FUND
By:	/s/ Charles A. Rizzo
Name:	Charles A. Rizzo
Title:	Chief Financial Officer
3

Exhibit D

STOCK TRANSFER FEE SCHEDULE

The following schedule is intended to be a comprehensive summary of the fees associated with this proposal. The pricing as listed below is valid for ninety days from the date of submission or until “date”. Fees are not subject to increase during the initial term.

Initial Term of Agreement:	Two (2) years[1]
Fees Not Subject to Increase	Two (2) Years

Administration & Account Maintenance

Mellon will assign a Client Service Manager to consult with Client on all facets of stock transfer administration, including, but not limited to, securities regulations, transfer requirements, structuring of annual meetings, stock option exercises, cash and stock dividends, etc.

Monthly OFAC Reporting is included in the monthly administration and accounts maintenance fees listed below.

Fund Name	Administration & Account Maintenance (per month) 2010-2011	Administration & Account Maintenance (per month) 2011-2012
John Hancock Hedged Equity & Income Fund

The Administration and Account Maintenance fees cover all of the services and are subject to the allowances listed below.

1 Subject to Section 2(a) of the Agreement

Stock Transfer

Fee Schedule - Page 1

	Fee	JH Hedged Equity & Income
No. of Active Accounts Maintained
No. of Inactive Accounts
No. of Dividend Reinvestment Accounts Maintained
No. of Dividend Processed per year
No. of Legal Review Items Processed
No. of Certificates Issued & Book Entry Credits
No. of Certificates Cancelled & Book Entry Debits
No. of Additional Mailings per Year (including one enclosure)
No. of Reports, Analyses, Lists, or Labels
No. of Inspectors of Election
No. of Respondent Bank Omnibus Proxies
No. of S/H Telephone Calls Handled by IVR System (d)

(a)	IVR = Interactive Voice Response; CSR = Customer Service Representative
(b)	ISD transactions are defined as any shareholder transaction initiated through ISD, including, but not limited to, share sales or purchases, duplicate statement or tax form requests, address or pin changes, account changes or updates and certificate requests.

No. of SIH Telephone Calls Handled by IVR System (d)
No. of SIH Telephone Calls Transferred from IVR to CSR (d)
No. of Correspondence Items Responding to SIH Inquiries
No. of Investor ServiceDirect® Transactions (d)

	Fee	JH Hedged Equity & Income
No. of State Mandated Due Diligence Mailings for Lost Property
No. of SEC Mandated Lost S/H Database Searches

Stock Transfer

Fee Schedule - Page 2